THIS IS A BINDING CONTRACT. THIS FORM HAS IMPORTANT LEGAL CONSEQUENCES AND THE PARTIES SHOULD CONSULT LEGAL AND TAX OR OTHER COUNSEL BEFORE SIGNING. COMPENSATION CHARGED BY BROKERAGE FIRMS IS NOT SET BY LAW. SUCH CHARGES ARE ESTABLISHED BY EACH REAL ESTATE BROKERAGE FIRM

DIFFERENT BROKERAGE RELATIONSHIPS ARE AVAILABLE WHICH INCLUDE BUYER AGENCY, SELLER AGENCY, TRANSACTION-BROKER, LANDLORD AGENCY, OR TENANT AGENCY.

REPRESENTATION AGREEMENT

GeneThera ("Client") appoints the brokerage firm of **Cushman & Wakefield of Colorado, Inc.** ("C&W") as its sole agent and grants to C&W the exclusive right to represent Client with respect to the acquisition of real property in **the Denver Metropolitan Area** as provided below.

1. Term. The term of this agreement will commence on **September 1, 2021** and will expire on **December 31, 2022.** Either party may terminate this agreement upon thirty (30) days prior written notice by the terminating party to the other party.

2. Services. C&W will use its efforts to find, negotiate for and secure a location in the above geographic area satisfactory to Client during the term of this agreement. C&W will negotiate the business terms of any purchase and sale agreement, lease or sublease, as the case may be, on behalf of Client and in Client's best interests. C&W will cooperate with other licensed real estate brokers. Client acknowledges and agrees that C&W is not responsible to determine whether toxic or hazardous wastes or substances or other undesirable materials are present at any property that ultimately may be purchased or leased, and Client further acknowledges and agrees that it is solely Client's responsibility to conduct investigations to determine the presence of such materials.

3. Referrals. During the term of this agreement, Client will refer to C&W all inquiries and offers received by Client with respect to the acquisition of real property in the above geographic area, regardless of the source of such inquiries or offers.

4. Commission. Unless otherwise agreed in writing by Client, C&W will look only to the seller, landlord or sublandlord, as the case may be, for its commission. Subsequent to the expiration of this agreement, Client will continue to recognize C&W, for a period of twelve (12) months, as Client's exclusive broker, in accordance with the provisions hereof, with respect to any locations that have been submitted to Client during the term of the agreement.

5. Representation of Other Parties. Client acknowledges and agrees that C&W may represent potential sellers, landlords or sublandlords and consents to such dual representation, provided C&W timely discloses any such dual representation to Client. Client also understands that C&W may represent other parties interested in acquiring space or property that may be submitted to Client and Client consents to same. C&W will not disclose Client's confidential information to any of its other clients.

6. Fees and Expenses. If either party commences litigation against the other party to enforce its rights under this agreement, the prevailing party will be entitled to recover from the other party the costs and expenses (including reasonable attorneys' fees) incurred.

7. Authority. Client represents that it has the right to enter into this agreement and to consummate a transaction as contemplated herein. The individuals signing below represent that they are authorized to sign this agreement on behalf of the entity indicated.

8. Professional Advice. C&W recommends that Client obtain legal, tax or other professional advice relating to this agreement and the proposed purchase, lease or sublease, as the case may be, of real property as well as the condition and/or legality of any property, including, but not limited to, the property's improvements, equipment, soil, tenancies, title, environmental aspects and compliance with the Americans with Disabilities Act. C&W will have no obligation to investigate any such matters unless expressly otherwise agreed to in writing by Client and C&W. Client further agrees

that in determining the financial soundness of any prospective seller, landlord or sublandlord, Client will rely solely upon Client's own investigation and evaluation, notwithstanding C&W's assistance in gathering any financial information.

9. <u>OFAC</u>. Each party represents and warrants to the other that it, and all persons and entities owning (directly or indirectly) an ownership interest in it: (a) are not, and will not become, a person or entity with whom a party is prohibited from doing business under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including, but not limited to, those named on OFAC's Specially Designated and Blocked Persons list) or under any statute, executive order or other governmental action; and (b) are not knowingly engaged in, and will not knowingly engage in, any dealings or transactions or be otherwise associated with such persons or entities described in clause (a) above.

10. <u>Anti-Bribery & Corruption</u>. Each party represents and warrants to the other that it (and any party acting on its behalf) has not, in order to enter into this agreement, offered, promised, authorized or made any payments or transfers of anything of value which have the purpose or effect of public or commercial bribery, kickbacks or other unlawful or improper means of doing business ("Prohibited Activity") and will not engage in Prohibited Activity during the term of this agreement.

In the event of any violation of this section, the non-offending party shall be entitled to immediately terminate this agreement and take such other actions as are permitted or required to be taken under law or in equity.

11. <u>Miscellaneous</u>. This agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado, without giving effect to principles of conflicts of law. This agreement constitutes the entire agreement between the parties regarding the subject matter herein, and no amendments, changes or modifications may be made to this agreement without the express written consent of each of the parties. If any term or provision of this agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms and provisions of the Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. No failure or delay by a party in exercising any right hereunder or any partial exercise thereof shall operate as a waiver thereof or prohibit any other or further exercise of any right hereunder. This agreement shall benefit and be binding upon the parties and their respective successors and assigns. This agreement may be executed and delivered (including by facsimile, "pdf" or other electronic transmission) in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

12. <u>Broker Regulatory or Statutory Provisions</u>. The following provisions must be included in brokerage agreements in the State of Colorado:

C&W designates **Ryan Searle & Sid Dixon** ("Broker") to serve as the limited agent of Client in the transaction(s) contemplated by the agreement. If more than one individual is so designated, then references in the agreement to Broker shall include all persons so designated, including substitute or additional brokers. The agency relationship exists only with the Broker and does not extend to C&W as the employing brokerage firm or to any other brokers employed by C&W who are not otherwise designated herein as Brokers.

C&W, acting through Broker, must perform the following **Uniform Duties** when working with Client:

a. Broker shall exercise reasonable skill and care for Client, including but not limited to the following:
   (1) Performing the terms of any written or oral agreement with Client;
   (2) Presenting all offers to and from Client in a timely manner regardless of whether Client is already a party to a lease or purchase property;

THIS IS A BINDING CONTRACT. THIS FORM HAS IMPORTANT LEGAL CONSEQUENCES AND THE PARTIES SHOULD CONSULT LEGAL AND TAX OR OTHER COUNSEL BEFORE SIGNING. COMPENSATION CHARGED BY BROKERAGE FIRMS IS NOT SET BY LAW. SUCH CHARGES ARE ESTABLISHED BY EACH REAL ESTATE BROKERAGE FIRM

(3) Disclosing to Client adverse material facts actually known by Broker;
(4) Advising Client regarding the transaction and to obtain expert advice as to material matters about which Broker knows but the specifics of which are beyond the expertise of Broker;
(5) Accounting in a timely manner for all money and property received;
(6) Keeping Client fully informed regarding the transaction;
(7) Promoting the interests of Client with the utmost good faith, loyalty and fidelity;
(8) Seeking a price or lease rate and terms that are acceptable to Client; and
(9) Counseling Client as to any material benefits or risks of a transaction that are actually known by Broker.

b. Broker shall not disclose the following information without the informed consent of Client:
(1) That Client is willing to pay more than the lease rate or purchase price offered for the property;
(2) What Client's motivating factors are;
(3) That Client will agree to terms other than those offered;
(4) Any material information about Client unless disclosure is required by law or failure to disclose such information would constitute fraud or dishonest dealing; or
(5) Any facts or suspicions regarding circumstances that could psychologically impact or stigmatize the property.

c. Client consents to Broker's disclosure of Client's confidential information to the supervising broker or designee for the purpose of proper supervision, provided such supervising broker or designee shall not further disclose such information without the consent of Client, or use such information to the detriment of Client.

d. Broker shall disclose to any prospective seller or landlord all adverse material facts actually known by Broker, including but not limited to adverse material facts concerning Client's financial ability to perform the terms of the transaction.

e. Broker has no duty to conduct an independent inspection of the property for the benefit of Client and has no duty to independently verify the accuracy or completeness of statements made by a landlord or independent inspectors. Broker has no duty to conduct an independent investigation of Client's financial condition or to verify the accuracy or completeness of any statement made by Client.

f. In the event Broker defaults under this Agreement, Client has the right to cancel this Agreement, including all rights of C&W to any compensation. Examples of a Broker default include, but are not limited to (1) abandonment, (2) failure to fulfill all material obligations of Broker and (2) failure to fulfill all material duties as set forth in "a," "b" and "c" above. Any rights of Client that accrued prior to cancellation will survive such cancellation.

At the earliest opportunity, C&W shall inform any prospective landlord or their respective broker with whom C&W negotiates pursuant to the agreement that C&W is acting on behalf of a tenant principal.

IN-COMPANY TRANSACTIONS - DIFFERENT C&W BROKERS: When the seller or landlord and Client in a transaction are working with different C&W brokers, those brokers continue to conduct themselves consistent with the brokerage relationships they have established with their respective clients. Client acknowledges that C&W is allowed to offer and pay compensation to brokers within C&W who are working with a landlord.

IN-COMPANY TRANSACTIONS – SAME C&W BROKER(S): If the seller or landlord and Client are working with the same C&W broker(s), such broker(s) must act as the Client's agent and shall treat the

THIS IS A BINDING CONTRACT. THIS FORM HAS IMPORTANT LEGAL CONSEQUENCES AND THE PARTIES SHOULD CONSULT LEGAL AND TAX OR OTHER COUNSEL BEFORE SIGNING. COMPENSATION CHARGED BY BROKERAGE FIRMS IS NOT SET BY LAW. SUCH CHARGES ARE ESTABLISHED BY EACH REAL ESTATE BROKERAGE FIRM

seller or landlord as a customer, unless such broker(s) currently has or enters into an agency or Transaction-Broker relationship with the seller or landlord, in which case such broker(s) shall act as a Transaction-Broker.

Neither C&W nor Broker(s) shall accept compensation from any other person or entity in connection with the property acquired by Client without the written consent of Landlord. Additionally, neither C&W nor Broker(s) are permitted to assess or receive mark-ups or other compensation for services performed by any third party or affiliated business entity unless Landlord signs a separate written consent for such services.

It is unlawful for either Client or C&W to discriminate against any persons because of their race, creed, color, sex, sexual orientation, marital status, national origin, familial status, physical or mental disability, handicap, religion or ancestry of such person.

If a dispute arises relating to this Agreement, prior to or after possession of the property acquired by Client and is not resolved, the parties must first proceed in good faith to submit the matter to mediation. Mediation is a process in which the parties meet with an impartial person who helps to resolve the dispute informally and confidentiality. Mediators cannot impose binding decisions. The parties to the dispute must agree, in writing, before any settlement is binding. The parties will jointly appoint an acceptable mediator and will share equally in the cost of such mediation. The mediation, unless other agreed, will terminate in the event the entire dispute is not resolved within 30 calendar days of the date written notice requesting mediation is delivered by one party to the other at the other party's last known address.

GENETHERA	CUSHMAN & WAKEFIELD OF COLORADO, INC.
By: [signature]	By:
Name: TONY MILICI	Name: Kristine Reinhardt
Title: CHAIRMAN & CEO	Title: Executive Vice President
Date: 9-9-2021	Date: